Exhibit 10.1

OPEXA THERAPEUTICS, INC.
2635 Technology Forest Blvd.
The Woodlands, TX 77381

March 12, 2013

Karthik Radhakrishnan, CFA
610 Newark Street, Apt 9F
Hoboken, NJ 07030
karthikrad@gmail.com

Dear Karthik:

On behalf of Opexa Therapeutics, Inc. (the “Company”), I am pleased to offer you the full-time position of Chief Financial Officer.  This position reports to the Company’s Chief Executive Officer (the “CEO”).  This letter embodies the terms of our offer of employment to you.  As explained in more detail below, your employment is contingent upon your assent to the terms and conditions set forth in this letter and the attachments hereto.  Of course, the Company may change your duties, reporting relationship, compensation, benefits and place of employment from time to time as it deems necessary.  If, after careful review, the terms discussed below and in the attachments hereto are acceptable to you, please sign this letter and the attached (i) Acknowledgement of At-Will Employment, (ii) Proprietary Information and Inventions Agreement and (iii) Agreement to Arbitrate where indicated and return them to me.

1.           Compensation.

a.           Salary and Bonus.  You will be compensated at a base rate of $240,000 per year, to be paid in accordance with the Company’s standard payroll practices, as they may be changed from time to time.  In addition, you will be eligible to receive an annual discretionary bonus of up to thirty five percent (35%) of your base salary per 12-month period (pro rated for any partial period of less than 12 months), based solely upon a determination by the CEO and the Company’s Board of Directors (the “Board”) of the achievement of objectives to be set from time to time by the Board. The first measurement period for this purpose will end on approximately December 31, 2013.  It is intended that any bonus payments made to you will not be deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Accordingly, any bonus amount so determined will be paid out during the first two and one-half (2 ½) months following the end of the calendar year in which the right to receive such bonus payment vests.

b.           Stock Plan.  Subject to approval by the Board in its discretion, you will be granted the option (the “Option”) to purchase 125,000 shares of the Company’s common stock pursuant to the Company’s stock option plan (the “Plan”).  The Option will be subject to the terms and conditions (including, without limitation, vesting – which is expected to be quarterly, in equal increments, over a period of three years) set forth in a notice of stock option grant and an accompanying stock option agreement as well as the Plan.  The exercise price for the shares at issue under the Option will be no less than their fair market value on the date of grant.

c.           Vacation, Holidays and Sick-Leave.  As a full-time employee, you will accrue vacation in accordance with the Company’s standard policies and procedures.  Holidays and sick-leave will likewise be provided in accordance with the Company’s standard policies and procedures.

d.           Benefits.  As a full-time employee, you will be eligible to participate in and to receive benefits under such plans and benefits as may be adopted by the Company.  The eligibility criteria and amount and extent of benefits to which you are entitled shall be governed by each specific benefit plan (as applicable) as it may be amended from time to time.

e.           Relocation/Start Package.  The Company will reimburse you for rent, for a period of up to three months and limited to $2,500 per month, for temporary housing while you complete your relocation to the greater Houston area (“Relocation”).  In addition, assuming that your employment shall have been continuous with the Company from your start date, following Relocation the Company will pay you $15,000 for moving expenses (regardless of the actual amount of such expenses).  The Company will also reimburse you for reasonable expenses incurred for (i) one several-day house hunting trip from your current residence to The Woodlands for you and your family (wife and children), so long as it occurs within several weeks after the date of this letter, plus (ii) one round-trip for one person (you or your wife) between your current residence and The Woodlands prior to Relocation.

2.           Immigration Documentation.  This offer is subject to your submission of an I-9 form and satisfactory documentation respecting your identification and right to work in the United States no later than three (3) days after your employment begins.

3.           At-Will Employment.  Your employment with the Company is “at-will.”  This means that your employment with the Company is not for a specific term, and can be terminated by yourself or by the Company at any time for any reason or no reason, with or without cause and with or without notice.  Any contrary representations which may have been made or which may hereafter be made to you are superseded by this offer.  Though your duties, compensation, benefits and place of employment may change over time and you may be subject to incremental discipline that does not include a termination, none of these events change the fact that you are an “at will” employee.  In addition, the fact that the rate of your salary, vesting schedule or other compensation is stated in units of years or months and that your vacation and sick leave accrue annually or monthly does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that you are guaranteed employment to the end of any period of time or for any period time.  Your acceptance of this offer is contingent upon your execution of the Company’s Acknowledgement of At-Will Employment, a copy of which is attached hereto as Exhibit A for your execution.  This offer letter and the attached Acknowledgement of At-Will Employment constitute the full and complete agreement between the parties regarding the “at-will” nature of your employment, and can only be modified by written agreement signed by you and the CEO.

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4.           Severance for Termination Without Cause.  Without limiting the provisions of the foregoing Paragraph 3, in the event that your employment with the Company is terminated by the Company without Cause (as defined below), you will be entitled to the following:

a.           continuation of your then-current base salary for a period of six (6) months following such termination; and

b.           the vesting schedules of any and all stock options granted to you prior to termination shall accelerate to reflect an additional six (6) months’ worth of vesting beyond the effective date of termination;

provided, however, that such benefit is contingent upon the following:  (i) your employment with the Company shall have been continuous from your start date through the occurrence of the applicable event; (ii) you execute and deliver a general release (in a customary form provided by the Company) of all claims against the Company or persons affiliated with the Company within forty-five (45) days following the date of termination, or such shorter period as the Company may require (with any potential revocation periods having expired); and (iii) you are not in breach of any of the provisions of this Agreement or the attached Proprietary Information and Inventions Agreement.  “Cause” as used herein shall mean: (i) you commit a felony or another crime involving moral turpitude; (ii) you fail to maintain an immigration status which allows you to work in the United States; (iii) you fail to complete a Relocation within six (6) months of your start date; (iv) you materially violate any of the Company’s rules and regulations (including, without limitation, the rules of conduct) or any other policies and practices established by the Board; (v) you materially violate this Agreement or the attached Proprietary Information and Inventions Agreement; (vi) you fail to exercise reasonable efforts to perform duties consistent with your position with the Company (including, without limitation, as reasonably instructed by the CEO) and such failure has not been cured within ten (10) days of notice to such effect from the Company; or (vii) you commit any breach of fiduciary duty or misconduct that is likely to cause a material adverse effect upon the financial condition or business operations of the Company.

5.           Compliance with Code Section 409A.  Compensation and benefits payable under this letter agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code in accordance with one or more of the exemptions available under the Treasury Regulations promulgated under Section 409A.  In this regard, each such payment that is made in a series of scheduled installments shall be deemed a separate payment for purposes of Section 409A.  To the extent that any amounts or benefits payable under this letter agreement are or become subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation under Section 409A, this letter agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits.  This letter agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

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Payments made from the date of your termination through March 15th of the calendar year following such termination are intended to be exempt from Section 409A pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations.  Payments made following said March 15th are intended to be made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision.  Notwithstanding any contrary provision of this letter agreement, any amount or benefit that fails to qualify for an exemption from Section 409A shall be subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that amounts or benefits payable to you upon separation from service be delayed until the first regular payroll date which occurs more than six (6) months after separation from service (or if earlier, the date of your death) if you are a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service, with the first of such payments including all payments which would have been made during the period of such delay without regard thereto and without interest, and with subsequent payments, if any, made in accordance with the dates and terms otherwise provided herein.

Your date of termination for purposes of determining the date that any amount or benefit that is treated as nonqualified deferred compensation under Code Section 409A is to be paid (or in determining whether an exemption to such treatment applies), and for purposes of determining whether you are a “specified employee” on the date of termination, shall be the date on which you have incurred a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) and applicable guidance thereunder.

In each case where this letter agreement provides for the payment of an amount or benefit that constitutes nonqualified deferred compensation under Section 409A to be made to you within a designated period and such period begins and ends in different calendar years, the exact payment date within such range shall be determined by the Company, in its sole discretion, and you shall have no right to designate the year in which the payment shall be made.

6.           Proprietary Information and Inventions Agreement.  Your acceptance of this offer is contingent upon your execution of the Company’s Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B for your execution.

7.           Non-Compete and Outside Activities.  As more fully set forth in the Company’s Proprietary Information and Inventions Agreement (attached hereto as Exhibit B), you agree that, while serving as a full-time employee of the Company and during any period in which you are receiving any payments pursuant to Paragraph 4 above, you will not engage in any activity which is competitive with the Company.  In addition, during your employment with the Company, you shall devote your best efforts and your full business time, skill and attention to the performance of your duties on behalf of the Company.  The foregoing, however, shall not preclude you from engaging in appropriate civic, charitable, professional or trade association activities or from serving on one or more boards of directors of public or private companies, so long as such activities and service do not (i) interfere with the performance of your duties for the Company, (ii) involve any assets, information or other resources proprietary or confidential to the Company or any of its licensors or (iii) involve any third party that is competitive, directly or indirectly, with the Company.

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8.           Arbitration.  Your acceptance of this offer is contingent upon your execution of the Company’s Agreement to Arbitrate, a copy of which is attached hereto as Exhibit C for your execution.  As more fully set forth in the Agreement to Arbitrate, both you and the Company agree that any controversy, claim or dispute arising out of, concerning or relating in any way to your employment with the Company or the termination thereof shall be submitted exclusively to final and binding arbitration.

9.           Company Rules.  As an employee of the Company, you will be expected to abide by the Company’s rules and regulations.  You will be required to sign an acknowledgement that you have read and understand the Company rules of conduct as provided in the Company’s Employee Handbook, which the Company will distribute.

10.           Indemnification.  The Company shall, to the fullest extent permitted by the Texas Corporations Law (the “TCA”), indemnify you if you are involved in any manner (including, without limitation, as a party or a witness) in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding brought by or in the right of the Company to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that you are or were a director, officer or employee of the Company, against all liabilities and expenses actually and reasonably incurred by you in connection with such Proceeding.  Such indemnification shall include the right to receive payment of any expenses incurred by you in connection with any Proceeding, as and when incurred, consistent with the provisions of the TCA.  Notwithstanding the foregoing, you shall not be indemnified in an instance to the extent (and only to the extent) such indemnification by the Company in such instance would be prohibited by applicable law.

11.           Integrated Agreement.  This offer, if accepted, supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein.  Likewise, the terms of this offer shall constitute the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein.  This Agreement may only be changed by a writing, signed by you and an authorized representative of the Company.

12.           Withholding.  Any payments or other compensation provided to you or for our benefit from the Company will be subject to (and thus reduced by) all applicable deductions and withholdings.

13.           Severability.  If this offer is accepted, and any term herein is held to be invalid, void or unenforceable, the remainder of the terms herein shall remain in full force and effect and shall in no way be affected; and, the parties shall use their best efforts to find an alternative way to achieve the same result.

If you wish to accept employment at the Company under the terms set out above and in the enclosed Acknowledgement of At-Will Employment, Proprietary Information and Inventions Agreement and Agreement to Arbitrate, please sign and date this letter and the enclosed documents, and return them to me. If you accept our offer, your start date will be on a date within the next several weeks as mutually determined (but no later than March 30, 2013).

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This offer, if not accepted, will expire on March 13, 2013.

We look forward to your favorable reply and to a productive and exciting work relationship.

Sincerely,

/s/ Neil K. Warma
Name:   Neil K. Warma
Title:     Chief Executive Officer and President

Approved and Accepted:

/s/ Karthik Radhakrishnan                                                      Date:  March 12, 2013
Name:  Karthik Radhakrishnan

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EXHIBIT A

ACKNOWLEDGEMENT OF AT-WILL EMPLOYMENT

I understand and acknowledge that my employment with Opexa Therapeutics, Inc. (the “Company”) is at-will and for no specified term.  I understand that I may resign at any time, for any reason or no reason, with or without cause and with or without notice.  I further understand and agree that the Company may terminate my employment at any time, for any reason or no reason, with or without cause and with or without notice.  I understand and acknowledge that this policy may only be modified in a signed, written document executed by the CEO of the Company.

Date:       March 12, 2013

Name:     Karthik Radhakrishnan

Signature:  /s/ Karthik Radhakrishnan

EXHIBIT B

OPEXA THERAPEUTICS, INC.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

(Karthik Radhakrishnan)

Opexa Therapeutics, Inc.
2635 N. Crescent Ridge Drive
The Woodlands, TX 77381

Ladies and Gentlemen:

I recognize that Opexa Therapeutics, Inc., a Texas corporation (“Opexa”), possesses a body of existing technology and intellectual property rights and is engaged in a continuous program of research, development and production with respect to its business (present and future).

I understand that:

A.           As part of my employment by Opexa (with the term “employment”, as used herein, to include any consulting relationship as well as any service as a member of the Board of Directors), I am expected to make new contributions and inventions of value to Opexa.

B.           My employment creates a relationship of confidence and trust between me and Opexa and that my position places me in a unique position of access to the proprietary technology, trade secrets and research, development and business information:

(1)           applicable to the business of Opexa; or

(2)           applicable to the business of any client, partner or customer of Opexa,

which may be made known to me by Opexa or by any client, partner or customer of Opexa, or learned by me during the period of my employment.

C.           Opexa possesses and will continue to possess information that has been or will be created, discovered or developed, or has or will otherwise become known to Opexa (including, without limitation, information created, discovered, developed or made known by or to me during the period of or arising out of my employment by Opexa), and/or in which property rights have been or will be assigned or otherwise conveyed to Opexa, which information has commercial value in the business in which Opexa is engaged.  All of the aforementioned information is hereinafter called “Confidential Information.”  By way of illustration, but not limitation, Confidential Information includes all data, compilations, blueprints, plans, audio and/or video recordings and/or devices, information on computer disks, software, tapes, printouts and other printed, typewritten or handwritten documents, specifications, strategies, systems, schemas, methods, business and marketing development plans, customer, employee and supplier lists, budgets and unpublished financial statements, licenses and license agreements, research projections, processes, techniques, designs, sequences, components, programs, technology, ideas, know-how, improvements, inventions (whether or not patentable or copyrightable), information about operations and maintenance, trade secrets, formulae, models, patent disclosures, information regarding the skills and compensation of other employees of Opexa and other information concerning the actual or anticipated business, research or development of Opexa or its actual or potential customers, suppliers or partners or which is or has been generated or received in confidence by or for Opexa by or from any person; and all tangible and intangible embodiments thereof of any kind whatsoever including, where appropriate and without limitation, all compositions, machinery, apparatus, records, reports, drawings, copyright applications, patent applications, documents, samples, prototypes, models, products and the like.

In consideration of my employment or continued employment, as the case may be, and the compensation received by me from Opexa from time to time, I hereby agree as follows:

1.  All Confidential Information shall be the sole property of Opexa and its assigns, and Opexa and its assigns shall be the sole owner of all trade secrets, patents, copyrights and other rights in connection therewith.  I hereby assign to Opexa any rights I may have or acquire in all Confidential Information.  At all times during my employment by Opexa and at all times after termination of my employment by me or Opexa for any reason (“Termination”), I will hold in confidence and trust all Confidential Information, and I will not disclose, sell, use, lecture upon or publish any Confidential Information or anything relating to it without the prior written consent of Opexa, except as may be necessary in the ordinary course of performing my duties as an employee of (or consultant or Director to) Opexa.

2.  Without limiting the terms of my employment with Opexa, I agree that during the period of my employment by Opexa I will not engage in any employment or activity in any business that is directly or indirectly competitive with Opexa or would otherwise conflict with my employment by Opexa.

3.  All documents, data, records, apparatus, equipment, sequences, components, programs and other physical property, whether or not pertaining to Confidential Information, furnished to me by Opexa or produced by myself or others in connection with my employment shall be and remain the sole property of Opexa and shall be returned promptly to Opexa as and when requested by Opexa.  Even should Opexa not so request, I shall return and deliver all such property upon Termination and I will not take with me any such property, any reproduction of such property or any materials or products derived from such property.  I further agree that any property situated on Opexa’s premises and owned by Opexa, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Opexa personnel at any time with or without notice.

4.  I shall promptly disclose any outside activities or interests, including any ownership or participation in the development of Prior Inventions (as defined in Section 8 below), that conflict or may conflict with the interests of Opexa.  I understand that I am required to make such disclosures promptly if the activity or interest is related, either directly or indirectly, to (i) an area of research, development or service of Opexa, (ii) a product candidate, product or product line of Opexa, (iii) a manufacturing, development or research methodology or process of Opexa or (iv) any activity that I may be involved with on behalf of Opexa.

5.  I shall promptly disclose to Opexa, or any persons designated by it, all improvements, inventions, formulae, processes, programs, techniques, know-how, data and the like, whether or not patentable or copyrightable, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with Opexa which are related to the business of Opexa, or result from tasks assigned to me by Opexa, or result from use of premises owned, leased or contracted for by Opexa (all said improvements, inventions, formulae, processes, techniques, know-how, data and the like shall be collectively hereinafter called “Inventions”).  Such disclosure shall continue for one year after Termination with respect to anything that would be an Invention if made, conceived, reduced to practice or learned prior to Termination.

6.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, documentation, drawings and in any other form that may be required by Opexa) of all Confidential Information developed by me and all Inventions made by me during the period of my employment at Opexa, which records shall be made available to and remain the sole property of Opexa at all times.

7.  I agree that all Inventions shall be the sole property of Opexa and its assigns, and Opexa and its assigns shall be the sole owner of all trade secrets, patents, copyrights and other rights in connection therewith and all Confidential Information with respect thereto.  I hereby assign to Opexa any and all rights I may have or acquire in all Inventions, including all rights that may be known as or referred to as “moral rights.”  I further agree as to all Inventions to assist Opexa in every proper way (but at Opexa’s expense) to obtain and from time to time enforce patents and copyrights on Inventions in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents and copyrights thereon and enforcing the same, as Opexa may desire, together with any assignments thereof to Opexa or persons designated by it.  My obligation to assist Opexa in obtaining and enforcing patents and copyrights for the Inventions in any and all countries shall continue beyond Termination, but Opexa shall compensate me at a reasonable rate after Termination for time actually spent by me at Opexa’s request on such assistance.  In the event that Opexa is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to apply for or execute any patent or copyright application with respect to Inventions (including renewals, extension, continuations, divisions,  continuations in part or preservation of rights in respect thereof), I hereby irrevocably designate and appoint Opexa and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyrights thereon with the same legal force and effect as if executed by me.

8.  As a matter of record I have identified on Annex 1 hereto a complete list of all inventions or improvements relevant to the subject matter of my employment by Opexa which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by Opexa (“Prior Inventions”) which I desire to remove from the operation of this Agreement.  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Invention on Annex 1 but am only to disclose a cursory name for each such Prior Invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such Prior Inventions has not been made for that reason.  I represent that my list of Prior Inventions is complete.  If no such list of Prior Inventions is identified, I represent that I have made no such Prior Inventions at the time of the commencement of my employment by Opexa.  Notwithstanding the foregoing, and without limiting the other provisions of this Agreement, I agree that (i) any improvements or new inventions to the item(s) so identified on such list (if any) shall be treated as Inventions for purposes of this Agreement if the provisions of Section 5 above are otherwise applicable and (ii) if, in the course of my employment with Opexa, I incorporate a Prior Invention into an Opexa product, process, application, machine or invention, Opexa is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Opexa product, process, application, machine or invention without Opexa’s prior written consent.

9.  I represent that my performance of all the terms of this Agreement and that my employment by Opexa does not and will not breach or constitute an event of default under any agreement (i) obligating me to keep in confidence proprietary information acquired by me in confidence or in trust prior to, or at any point throughout, my employment by Opexa, (ii) obligating me to assign to or protect for the benefit of any third party any proprietary information or any improvement, invention, formulae, process, program, technique, know-how or data or (iii) that is designed in any way to limit my employment or activity in any business in which I may compete, directly or indirectly, with any other business, or which might by application have such an effect.  I have not entered into, and I agree that I will not enter into, any agreement (either written or oral) in conflict herewith.

10.  I understand, acknowledge and agree that, as part of the consideration for my employment or continued employment by Opexa, I have not brought and will not bring with me to Opexa or use in the performance of my responsibilities at or for Opexa any equipment, supplies, facilities, trade secrets or other proprietary information of any former employer which are not generally available to the public, unless I have obtained (and provide herewith to Opexa a copy of) written authorization for their possession and use.

11.  I also understand that, during the course of my employment by Opexa, I am not to breach any obligation of confidentiality that I have to others, and I agree that I shall fulfill all such obligations during my employment by Opexa.  A copy of any document reflecting any such obligation, or a description thereof if no document is available, is provided herewith to Opexa.

12.  I agree that during the term of my employment with Opexa and for a period of twelve (12) months after Termination, I will not directly or indirectly: (i) induce or attempt to induce any employee or consultant of Opexa to leave the employ of Opexa or to otherwise end such employee’s or consultant’s relationships with Opexa or (ii) other than on behalf of Opexa, induce or attempt to induce any other person to terminate a relationship with Opexa.

13.  After Termination, I hereby consent to the notification of my new employer (if any) of my rights and obligations under this Agreement.

14.  I acknowledge that, due to the uniqueness of my relationship with Opexa, Opexa would not have an adequate remedy at law for money damages in the event that this Agreement is not fully performed in accordance with its terms.  I agree that in addition to any other rights and remedies available to Opexa for any breach by me of my obligations hereunder, Opexa shall be entitled to enforcement of my obligations hereunder by court injunction (without the posting of a bond or other security), specific performance or other appropriate equitable relief.

15.  If any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

16.  If applicable, this Agreement does not apply to ideas or inventions for which no equipment, supplies, facility or trade secret information of Opexa were used and which were developed entirely on my own time, and (i) which do not relate at the time of conception or reduction to practice of the invention (a) to the actual business of Opexa, or (b) to Opexa’s actual or demonstrably anticipated research or development, or (ii) which do not result from any work performed by me for Opexa.  Notwithstanding the foregoing, I shall disclose in confidence to Opexa any invention in order to permit Opexa to make a determination as to compliance by me with the terms and conditions of this Agreement.

17.  This Agreement shall be effective as of the first day of my employment by Opexa and shall survive Termination.  The term “employment” and the term or duration of my employment, as used herein and for purposes of this Agreement, shall include, without limitation, any consulting relationship or service pursuant to a directorship between myself and Opexa (including, if applicable, any such relationship which may follow the termination of my status as an employee of Opexa or which may precede my status as an employee of Opexa).  Accordingly, notwithstanding any other provision of this Agreement to the contrary (and without limitation), a “Termination” shall not be deemed to have occurred if a consulting relationship or directorship persists following the termination of my status as an employee of Opexa (if applicable).

18.  The term Opexa, as used herein, shall include (i) Opexa, (ii) any predecessor or successor to Opexa or its business or assets, (iii) any subsidiary or affiliate of Opexa or any such predecessor or successor and (iv) any predecessor or successor to any such subsidiary or affiliate or its business or assets.

19.  This Agreement shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of Opexa, its successors and assigns.

20.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without regard to the conflicts of law principles thereof.

I have read this Agreement carefully and understand its terms.  The list of Prior Inventions attached on Annex 1 is complete.

Dated as of:  March 12, 2013

Signature: /s/ Karthik Radhakrishnan
Karthik Radhakrishnan

Accepted and Agreed to
as of March 29, 2013

OPEXA THERAPEUTICS, INC.

By:         /s/ Neil K. Warma
Name:    Neil K. Warma
Its:         CEO

Annex 1

(Karthik Radhakrishnan)

Prior Inventions

(a)
Prior Inventions.  Except as set forth in part (b) below, the following is a complete list of all Prior Inventions (as defined in Section 8 of the Proprietary Information and Inventions Agreement to which this Exhibit is attached) relevant to the present business of Opexa:

❒ None.

❒ See below.

❒ Additional sheets attached.

(b)
Confidential Prior Inventions.  Due to a prior confidentiality agreement, I cannot complete the disclosure with respect to the inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.
2.
3.
4.
5.

❒ Additional Sheets Attached.

EXHIBIT C

AGREEMENT TO ARBITRATE

I, Karthik Radhakrishnan, (the “Employee”), and Opexa Therapeutics, Inc. (the “Company”), hereby enter into this agreement to arbitrate (the “Agreement”).

The parties hereto agree that, except as noted below, any controversy, claim or dispute arising out of, concerning or relating in any way to the Employee’s employment with the Company or the termination thereof, whether arising in tort, contract or pursuant to a statute, regulation or ordinance now in existence or which may in the future be enacted or recognized (the “Claims”) shall be submitted exclusively to final and binding arbitration.  The parties hereto understand and agree that by entering into this Agreement they are waiving their respective right to bring such Claims to court, including any right to a jury trial.

The Claims subject to this Agreement include, but are not limited to: (a) claims for fraud, promissory estoppel, fraudulent inducement of contract or breach of contract or contractual obligation, whether such alleged contract or obligation be oral or written, express or implied by fact or law; (b) claims for wrongful termination of employment, wrongful termination in violation of public policy and constructive discharge, infliction of emotional distress, misrepresentation, interference with contract or prospective economic advantage, defamation, unfair business practices, and any other tort or tort-like causes of action relating to or arising from the employment relationship; (c) claims for discrimination, harassment, or retaliation under any and all federal, state, or municipal statutes, regulations, or ordinances (including, but not limited to, Title VII of the Civil Rights Act of 1965, the Americans With Disabilities Act and the Age Discrimination in Employment Act) as well as claims for violation of any other federal, state, or municipal statute, regulation, or ordinance, except as set forth herein; (d) claims for wages, commissions, bonuses, severance, employee benefits, stock options and the like, whether such claims are based on alleged express or implied contract or obligation, equity, the Texas Labor Code, the Fair Labor Standards Act, the Employee Retirement Income Securities Act or any other federal, state, or municipal laws concerning wages, compensation or employee benefits; (e) claims arising out of or relating to the grant, exercise, vesting and/or issuance of equity in the Company or options to purchase equity in the Company; and (f) claims concerning the validity, infringement, enforceability or misappropriation of any trade secret, patent right, copyright, trademark, or any other intellectual or confidential property held or sought by the Employee or the Company, including claims alleged by Employee or the Company that arise under the Company’s Proprietary Information and Inventions Agreement regarding such intellectual or confidential property.

Notwithstanding the above: (a) nothing in this Agreement shall be construed as limiting the Employee’s right to file a claim with or seek the assistance of the Equal Employment Opportunity Commission, or any similar state agency, however, any claim that cannot be resolved administratively shall be subject to this Agreement; (b) the following disputes and claims are not covered by this Agreement and shall therefore be resolved by both parties in any appropriate forum, including courts of law, as required by the laws then in effect: (i) claims for workers’ compensation benefits; (ii) claims for unemployment insurance benefits; and (iii) claims for state or federal disability insurance benefits; and (c) neither party waives the right to seek through judicial process, preliminary injunctive relief to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

The arbitration provided under this Agreement shall be conducted by a single arbitrator in accordance with the then-current rules issued by the American Association (“AAA”) for the resolution of employment disputes, which rules are incorporated herein by reference.  The parties understand and agree that the arbitration shall take place in The Woodlands, Texas, or, at the Employee’s option, in the county in which the Employee primarily worked with the Company at the time the arbitrable dispute or claim arose.

Both the Employee and the Company have the right to be represented by counsel of their choice.  Each party shall be responsible for his/her/its own attorneys’ fees, except as provided by law.  The Company will pay the arbitrator’s fee for the proceeding, as well as any administrative, room or other charges required by AAA.  However, each party shall be responsible for all costs associated with discovery which that party initiates, e.g., depositions, except that a party or third-party witness being deposed shall be responsible for the cost of a copy of the transcript if he/she/it chooses to order a copy.

The arbitrator shall issue a written arbitration decision or award stating the arbitrator’s essential findings and conclusions upon which the decision or award is based.  The decision or award of the arbitrator shall be final and binding upon the parties.  The arbitrator shall have the power to award any type of legal or equitable relief that would be available in a court of competent jurisdiction including, but not limited to, costs, attorneys’ fees, and punitive damages when such damages and fees are available under the applicable statute and/or judicial authority.  Either party may file pre-hearing motions directed at the legal sufficiency of a claim or defense equivalent to a demurrer or summary judgment prior to the arbitration hearing.  The arbitrator’s decision or award may be entered as a judgment or order in any court of competent jurisdiction.

The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims or within one year of the conduct that forms the basis of the claim if no statutory limitation is applicable.  Failure to demand arbitration within the prescribed time period shall result in waiver of said claims.  The parties further agree that nothing in this Agreement relieves either of them from any obligation they may have to exhaust certain administrative remedies before arbitrating any claims or disputes under this Agreement.

The parties understand and agree that neither the terms nor the conditions described in this Agreement are intended to create a contract of employment for a specific duration of time or to limit the circumstances under which the Employee’s employment may be terminated.

This is the complete agreement between the Employee and the Company on the subject of the arbitration of disputes.  This Agreement supersedes any prior or contemporaneous oral or written understanding on the subject.  This Agreement shall be governed by and shall be interpreted in accordance with the laws of the State of Texas.  The terms of this Agreement may not be orally modified.  This Agreement can be modified only by a written document signed by the CEO of the Company and the Employee.  The parties hereto further agree that this Agreement shall survive the termination of the Employee’s employment.

In the event that any provision of this Agreement is determined by the arbitrator or by a court of competent jurisdiction to be illegal, invalid, or unenforceable to any extent, such term or provision shall be enforced to the extent permissible under the law and all remaining terms and provisions hereof shall continue in full force and effect.

Both parties acknowledge, represent and warrant that they are knowingly and voluntarily entering into this Agreement, that they have or may consult with an attorney concerning the terms of this Agreement, and understand that by entering into this Agreement they are agreeing to waive a jury trial as to all Claims.

EMPLOYEE	OPEXA THERAPEUTICS, INC.

/s/ Karthik Radhakrishnan	Neil K. Warma
Signature	Signature

March 12, 2013	March 29, 2013
Date	Date

Karthik Radhakrishnan	Neil K. Warma
Print Name	Print Name

CEO
Title